Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (U.S. media) 314-746-1236
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE ANNOUNCES PLAN TO MAKE PERMANENT

CLOSURES AT THREE NORTH AMERICAN MILLS AS PART OF

ONGOING ASSESSMENT AND RESTRUCTURING EFFORTS

CHICAGO, August 4, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced plans to permanently close production capacity at three North American containerboard mills as part of the company’s ongoing assessment and restructuring efforts.  Smurfit-Stone plans to permanently close:

•                  the #2 paper machine at its Fernandina Beach, Florida, linerboard mill;

•                  its New Richmond, Quebec, linerboard mill; and

•                  its Bathurst, New Brunswick, medium mill.

Smurfit-Stone’s total containerboard manufacturing capacity will be reduced by approximately 700,000 tons. The rationalization process will result in a workforce reduction of approximately 565 employees.

The company expects to take a pre-tax charge of approximately $302 million during the third quarter 2005, nearly $260 million of which is non-cash, as a result of these closings.  These charges are estimates and will be finalized during the third quarter.

“These actions, while extremely difficult, are necessary to address the market realities facing Smurfit-Stone, in particular, the declining growth rate for containerboard and oversupply in the northeastern portion of North America,” said Patrick J. Moore, Smurfit-Stone chairman, president and chief executive officer.  “As with any decision of this magnitude, key considerations included operating costs, long-term strategic fit, system contribution, and our ability to provide our customers with the highest quality products and services.

“This difficult decision in no way reflects on the hard work and dedication of our employees at these mills.  It is our intent to work closely with government authorities, local communities and unions as we make that difficult transition,” added Moore.

One of the major long-term issues confronting Smurfit-Stone’s packaging operations is the slowing demand for packaging in North America, as manufacturing is being shifted overseas.  “We are in a mature industry that has struggled to achieve adequate returns,” Moore said. “We have been unable to pass along inflationary costs, such as energy and fiber, to our customers.  In addition, the manufacturing exodus overseas has had a strong impact on containerboard demand throughout North America.”

Smurfit-Stone’s #2 paper machine at Fernandina Beach has been idle since April 2001.  The New Richmond and Bathurst mills have an annual production capacity of 235,000 tons of linerboard and 243,000 of corrugating medium respectively. Both mills have been recently idled due to market conditions.  The closures will result in the permanent lay-offs of approximately 295 employees in New Richmond and 270 employees in Bathurst.

“The packaging industry is undergoing swift changes, and Smurfit-Stone is in the process of assessing its entire asset base to determine how to stay ahead of the market,” Moore said. “While extremely difficult and painful, the decisions we have announced today are the first steps toward better positioning the company for future growth and success.”

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Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release may contain forward-looking statements that are based upon management’s expectations and beliefs concerning future events impacting the Company.  Certain matters contained herein including, but not limited to, information concerning employee reductions and the amount, timing and nature of costs expected to be incurred with the closures are based upon information available to Company management as of the date hereof.  These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict.  As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement.  Factors that may cause such a difference include, but are not limited to, lower than anticipated employee reductions, higher than expected closure expenses, a delay in implementation of the closures, as well as other risks and uncertainties described in “forward-looking statements” in the Company’s annual report on Form 10-K for the year ended December 31, 2004, as updated from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.